Monday April 5, 9:03 am Eastern Time

Company Press Release

SOURCE: Internet Stock Market Resources, Inc.

Internet Stock Market Resources, Inc. Announces its Newest Client, A Holding Company Consisting of Real Estate and Consumer Finance
Divisions

ST. PETERSBURG, Fla., April 5 /PRNewswire/ -- Internet Stock Market Resources, Inc. (OTC Bulletin Board: ISMR - news; http://www.internetstockmarket.com) is announcing the addition of Pinnacle Business Management Inc. (OTC Bulletin
Board: PCBM - news) to its listed member organization.

Pinnacle Business Management Inc., Clearwater, FL., is a holding company consisting of a real estate and two consumer lending divisions. The primary source of income is Fast Title Loans, Inc., a title loan company. Recently, a second consumer finance division was added: Fast Paycheck Advance Inc. The business is driven by the enormous demand in the secondary credit market and their success to this point has been due to an emphasis on customer service and strong management. For online investor information on PCBM, go to: http://www.internetstockmarket.com/corpprof/p/pcbm.html.

Internet Stock Market Resources, Inc. is an information exchange and web destination of choice for investors, researchers, analysts, brokers, media, etc. to obtain rapid up-to-date information on publicly traded companies. All information is supplied by the companies upon becoming a member of ISMR and paying necessary fees to ISMR. Stock information and related financial material is included by ISMR at no extra charge.

Additional clients of Internet Stock Market Resources, Inc. who receive online investor relations services include: iVision Group Inc. (OTC Bulletin
Board: IVIG - news), American Water Service (OTC Bulletin Board: VLPI -
news), e-MedSoft.com (OTC Bulletin Board: MDTK - news), Steriodogenesis Inhibitors Int'l. (OTC Bulletin Board: STGI - news), Viking Capital Group Inc. (OTC Bulletin Board: VGCP - news), Fibercore, Inc. (OTC Bulletin Board:
FBCE - news), Alya International (OTC Bulletin Board: ALYA - news), International Star (OTC Bulletin Board: ISRI - news), Calprop Corp. (OTC Bulletin Board: CLPO - news), and Redox Technology Corp. (OTC Bulletin Board:
RDOX - news). Internet Stock Market Resources, Inc. herewith states that no other company mentioned in this release is related to PCBM nor is any company mentioned in this release related to Internet Stock Market Resources, Inc. except through normal business relationships. For information regarding Internet Stock Market Resources, Inc., please contact: Budd Morris, Pres.
Ph: 727.896.9696 or e-mail morrisb@internetstockmarket.com.

SAFE HARBOR -- The Private Securities Litigation Reform Act of l995 provides a "safe harbor" for forward-looking statements. Certain information included in this press release (as well as information in oral statements or other written statements made by or to be made by Internet Stock Market Resources, Inc.) contain statements that are forward-looking, such as statements relating to the future anticipated development activities, plans for future expansion, various activities, planned capital expenditures, future funding sources, anticipated sales growth and potential contracts. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future, and accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of Internet Stock Market Resources, Inc. These risks and uncertainties include, but are not limited to, those relating to development and expansion activities, dependence on existing management, financing activities, domestic and global economic conditions, change in Federal or state laws and market competition factors.

SOURCE: Internet Stock Market Resources, Inc.